EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction	Other names under which it does business

JED Oil (USA) Inc.	Wyoming	None

JED Production Inc.	Alberta	None (formerly Caribou Resources Corp.)